Filed Pursuant to Rule 433

Registration No. 333-287060

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

Report of Foreign Private Issuer

Pursuant to Rule 13a-16 or 15d-16

under the Securities Exchange Act of 1934

May 28, 2025

Commission File Number 001-37974

VIVOPOWER INTERNATIONAL PLC

(Translation of registrant’s name into English)

Blackwell House, Guildhall Yard

London EC2V 5AE

United Kingdom

+44-203-667-5158

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F:

Form 20- F ☒ Form 40-F ☐

LONDON, May 28, 2025 — VivoPower International PLC (Nasdaq: VVPR, the “Company”) is pleased to announce that it has reached agreement with certain investors in relation to a private capital raise priced at US$6.05 per share, above the last market closing price of US$6.04 under Nasdaq rules. In connection therewith, the Company has entered into securities purchase agreements (Subscription Agreement) with the investors for the purchase and sale of an aggregate of 20,000,000 ordinary shares of the Company at a price of US$6.05 per share for aggregate gross proceeds of approximately US$121 million, before deducting placement agent fees and other offering expenses.

The private offering was spearheaded by His Royal Highness, Prince Abdulaziz bin Turki Abdulaziz Al Saud, Chairman of Eleventh Holding Company in Saudi Arabia with participation from a number of other prominent digital asset industry investors, institutions, as well as the investment office of VivoPower Chairman, Kevin Chin.

VivoPower is believed to be the first publicly listed company in the world to launch an XRP-focused digital asset treasury strategy that also encompasses the contribution to building out the XRPL ecosystem for real-world decentralized finance blockchain solutions. XRP is expected to be one of five digital assets that will be accumulated by the US Government as part of President Donald Trump’s recently announced Strategic Bitcoin Reserve and United States Digital Asset Stockpile.

His Royal Highness, Prince Abdulaziz bin Turki Abdulaziz Al Saud, said: “We have been investors in the digital asset sector for a decade and have been long-term holders of XRP. After reviewing a number of listed vehicles seeking to embrace a digital asset treasury model, we selected VivoPower given its strategic focus on XRP and its objective to contribute to building out of the XRPL ecosystem. Furthermore, we are committed to the long-term partnership objective that we share with Kevin Chin and his team. We are honored to be leading this capital raising for a company that will be the first in the world executing on an XRP-focused treasury strategy. Having met with President Trump and his leadership group during their recent visit to Saudi Arabia, we believe the timing is appropriate for digital assets and blockchain technology to be rolled out in the Kingdom and we are delighted to be assisting VivoPower in this regard.”

Executive Chairman of VivoPower, Kevin Chin, said: “We are incredibly privileged to have His Royal Highness, Prince Abdulaziz bin Turki Abdulaziz Al Saud of Saudi Arabia leading this transformational capital raising and are also pleased to welcome other digital asset industry investors joining in this round. As long-term holder of XRP myself, we all share a common vision and objectives with regards to how a publicly listed XRP-focused treasury company can be scaled for the benefit of the XRP community and VivoPower stakeholders alike. Furthermore, I am personally enthusiastic about the multiple real-world use cases that help resolve issues such as international wire payment friction, which we have experienced first-hand given the markets we operate in. We can see a number of potentials XRP blockchain solutions for our Tembo business and Caret Digital businesses. By way of update, we are now accelerating to complete the spin-offs of both Tembo and Caret Digital and will continue to engage with Energi to discuss next steps in relation to their takeover proposal.”

As part of the strategic move, Adam Traidman, former Ripple board member and co-founder of multiple blockchain ventures, is investing in the offering and joined VivoPower’s Board of Advisors as Chairman. Traidman said: “Having been involved with Ripple since its formative years, I’ve seen the strength and adaptability of the XRPL ecosystem. VivoPower’s initiative to become the first publicly listed company with an XRP-centric treasury strategy is a forward-thinking move that reflects growing institutional conviction in real-world blockchain applications. I look forward to contributing to the Company’s efforts in scaling its XRP presence.”

The closing of the offering is subject to the satisfaction of certain closing conditions, including receiving approval from VivoPower’s shareholders at a shareholder meeting, to be called by the Company, and the satisfaction of other customary closing conditions. The shareholder meeting is expected to take place on or around June 18, 2025. In addition, the consummation of the transactions contemplated hereby is conditioned upon the sale and purchase agreements (Subscription Agreements) not having been validly terminated in accordance with its terms, which include but are not limited to material adverse change for the Company including in relation to its securities, delisting or suspension of the Company’s shares and non-performance of obligations by either the Company or the investors.

The Company intends to use the majority of the funds raised to accumulate XRP and establish its XRP-focused treasury operations ,as well as to contribute and invest in the XRPL DeFi ecosystem. Funds raised will also be used to reduce debt and for general corporate purposes. The Company’s evolution into an XRP-focused digital asset treasury company reinforces the Company’s objective of spinning out its current operating subsidiaries, being Tembo (electric vehicle company) and Caret Digital (power-to-x digital asset mining company). Both are targeted to close before the end of Q3, CY2025. In addition, the Company will continue to engage with Energi Holdings Limited (“Energi”) on its takeover proposal, but with a view to redirecting the focus of the takeover towards Tembo.

Chardan acted as the sole placement agent in connection with the offering.

The private offering was made only to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). Any securities described in this press release have not been registered under the Securities Act and may not be offered or sold in the United States or to U.S. persons (as defined in Regulation S under the Securities Act) except in transactions registered under the Securities Act or exempt from, or not subject to, the registration requirements of the Securities Act and applicable U.S. state securities laws.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in the United States or any other jurisdiction.

This Report on Form 6-K, is hereby incorporated by reference into the Company’s Registration Statements on Form S-8 (File Nos. 333-227810, 333-251546, 333-268720, 333-273520) and Form F-3 (File No. 333-276509).

Forward-Looking Statements

This communication includes certain statements that may constitute “forward-looking statements” for purposes of the U.S. federal securities laws. Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts or other characterisations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements may include, for example, statements about the achievement of performance hurdles, or the benefits of the events or transactions described in this communication and the expected returns therefrom. These statements are based on VivoPower’s management’s current expectations or beliefs and are subject to risk, uncertainty, and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of VivoPower’s business. These risks, uncertainties and contingencies include changes in business conditions, fluctuations in customer demand, changes in accounting interpretations, management of rapid growth, intensity of competition from other providers of products and services, changes in general economic conditions, geopolitical events and regulatory changes, and other factors set forth in VivoPower’s filings with the United States Securities and Exchange Commission. The information set forth herein should be read in light of such risks. VivoPower is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of new information, future events, changes in assumptions or otherwise.

No Offer or Solicitation

This Report on Form 6-K shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed transaction. This Report on Form 6-K shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

EXHIBIT INDEX

Exhibit 99.1—	Press Release

Exhibit 99.2—	Investor Presentation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 28, 2025	VivoPower International PLC

/s/ Kevin Chin
Kevin Chin
Executive Chairman

Exhibit 99.1

VivoPower Announces XRP-Focused Digital Asset Treasury Strategy and US$121 Million Private Placement Priced at US $6.05 Per Share, Above Last Market Closing Price Under NASDAQ Rules

Capital raise led by His Royal Highness, Prince Abdulaziz bin Turki Abdulaziz Al Saud of Saudi Arabia

Adam Traidman, former Ripple board member and CEO of SBI Ripple Asia, has also invested and joined as Chairman of the Board of Advisors

VivoPower believed to be first public company in the world executing on an XRP-focused digital asset treasury and decentralized finance strategy

Funds raised will be used to buy and hold XRP, building out the treasury and DeFi team, as well as for debt reduction and working capital

Energi takeover due diligence continuing with a focus on Tembo

LONDON, 28 May 2025 (GLOBE NEWSWIRE) — VivoPower International PLC (Nasdaq: VVPR, the “Company”) is pleased to announce that it has reached agreement with certain investors in relation to a private capital raise priced at US$6.05 per share, above the last market closing price of US$6.04 under Nasdaq rules. In connection therewith, the Company has entered into securities purchase agreements (Subscription Agreement) with the investors for the purchase and sale of an aggregate of 20,000,000 ordinary shares of the Company at a price of US$6.05 per share for aggregate gross proceeds of approximately US$121 million, before deducting placement agent fees and other offering expenses.

The private offering was spearheaded by His Royal Highness, Prince Abdulaziz bin Turki Abdulaziz Al Saud, Chairman of Eleventh Holding Company in Saudi Arabia with participation from a number of other prominent digital asset industry investors, institutions, as well as the investment office of VivoPower Chairman, Kevin Chin.

VivoPower is believed to be the first publicly listed company in the world to launch an XRP-focused digital asset treasury strategy that also encompasses the contribution to building out the XRPL ecosystem for real-world decentralized finance blockchain solutions. XRP is expected to be one of five digital assets that will be accumulated by the US Government as part of President Donald Trump’s recently announced Strategic Bitcoin Reserve and United States Digital Asset Stockpile.

His Royal Highness, Prince Abdulaziz bin Turki Abdulaziz Al Saud, said: “We have been investors in the digital asset sector for a decade and have been long-term holders of XRP. After reviewing a number of listed vehicles seeking to embrace a digital asset treasury model, we selected VivoPower given its strategic focus on XRP and its objective to contribute to building out of the XRPL ecosystem. Furthermore, we are committed to the long-term partnership objective that we share with Kevin Chin and his team. We are honored to be leading this capital raising for a company that will be the first in the world executing on an XRP-focused treasury strategy. Having met with President Trump and his leadership group during their recent visit to Saudi Arabia, we believe the timing is appropriate for digital assets and blockchain technology to be rolled out in the Kingdom and we are delighted to be assisting VivoPower in this regard.”

Executive Chairman of VivoPower, Kevin Chin, said: “We are incredibly privileged to have His Royal Highness, Prince Abdulaziz bin Turki Abdulaziz Al Saud of Saudi Arabia leading this transformational capital raising and are also pleased to welcome other digital asset industry investors joining in this round. As long-term holder of XRP myself, we all share a common vision and objectives with regards to how a publicly listed XRP-focused treasury company can be scaled for the benefit of the XRP community and VivoPower stakeholders alike. Furthermore, I am personally enthusiastic about the multiple real-world use cases that help resolve issues such as international wire payment friction, which we have experienced first-hand given the markets we operate in. We can see a number of potentials XRP blockchain solutions for our Tembo business and Caret Digital businesses. By way of update, we are now accelerating to complete the spin-offs of both Tembo and Caret Digital and will continue to engage with Energi to discuss next steps in relation to their takeover proposal.”

As part of the strategic move, Adam Traidman, former Ripple board member and co-founder of multiple blockchain ventures, is investing in the offering and joined VivoPower’s Board of Advisors as Chairman. Traidman said: “Having been involved with Ripple since its formative years, I’ve seen the strength and adaptability of the XRPL ecosystem. VivoPower’s initiative to become the first publicly listed company with an XRP-centric treasury strategy is a forward-thinking move that reflects growing institutional conviction in real-world blockchain applications. I look forward to contributing to the Company’s efforts in scaling its XRP presence.”

The closing of the offering is subject to the satisfaction of certain closing conditions, including receiving approval from VivoPower’s shareholders at a shareholder meeting, to be called by the Company, and the satisfaction of other customary closing conditions. The shareholder meeting is expected to take place on or around June 18, 2025. In addition, the consummation of the transactions contemplated hereby is conditioned upon the sale and purchase agreements (Subscription Agreements) not having been validly terminated in accordance with its terms, which include but are not limited to material adverse change for the Company including in relation to its securities, delisting or suspension of the Company’s shares and non-performance of obligations by either the Company or the investors.

The Company intends to use the majority of the funds raised to accumulate XRP and establish its XRP-focused treasury operations ,as well as to contribute and invest in the XRPL DeFi ecosystem. Funds raised will also be used to reduce debt and for general corporate purposes. The Company’s evolution into an XRP-focused digital asset treasury company reinforces the Company’s objective of spinning out its current operating subsidiaries, being Tembo (electric vehicle company) and Caret Digital (power-to-x digital asset mining company). Both are targeted to close before the end of Q3, CY2025. In addition, the Company will continue to engage with Energi Holdings Limited (“Energi”) on its takeover proposal, but with a view to redirecting the focus of the takeover towards Tembo.

Chardan acted as the sole placement agent in connection with the offering.

The private offering was made only to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). Any securities described in this press release have not been registered under the Securities Act and may not be offered or sold in the United States or to U.S. persons (as defined in Regulation S under the Securities Act) except in transactions registered under the Securities Act or exempt from, or not subject to, the registration requirements of the Securities Act and applicable U.S. state securities laws.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in the United States or any other jurisdiction.

About VivoPower

VivoPower International PLC (NASDAQ: VVPR) is a publicly traded company undergoing a strategic transformation into the world’s first XRP-focused digital asset enterprise. The Company’s new direction centers on the acquisition, management, and long-term holding of XRP digital assets as part of a diversified digital treasury strategy. Through this shift, VivoPower aims to contribute to the growth and utility of the XRP Ledger (XRPL) by supporting decentralized finance (DeFi) infrastructure and real-world blockchain applications.

Originally founded in 2014 and listed on Nasdaq since 2016, VivoPower operates with a global footprint spanning the United Kingdom, Australia, North America, Europe, the Middle East, and Southeast Asia. VivoPower is an award-winning global sustainable energy solutions B Corporation company that has two business units, being Tembo and Caret Digital. Tembo is focused on electric solutions for off-road and on-road customized and ruggedized fleet applications as well as ancillary financing, charging, battery and microgrids solutions. Caret Digital is a power-to-x business focused on the highest and best use cases for renewable power, including digital asset mining.

Forward-Looking Statements

This communication includes certain statements that may constitute “forward-looking statements” for purposes of the U.S. federal securities laws. Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements may include, for example, statements about the achievement of performance hurdles, or the benefits of the events or transactions described in this communication and the expected returns therefrom. These statements are based on VivoPower’s management’s current expectations or beliefs and are subject to risk, uncertainty, and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of VivoPower’s business. These risks, uncertainties and contingencies include changes in business conditions, fluctuations in customer demand, changes in accounting interpretations, management of rapid growth, intensity of competition from other providers of products and services, changes in general economic conditions, geopolitical events and regulatory changes, and other factors set forth in VivoPower’s filings with the United States Securities and Exchange Commission. The information set forth herein should be read in light of such risks. VivoPower is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of new information, future events, changes in assumptions or otherwise.

Contact

Shareholder Enquiries

shareholders@vivopower.com

Exhibit 99.2

###

The Company has filed a registration statement (including a prospectus) with the SEC for a public offering of its ordinary shares. Before you invest in the public offering, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the issuer and the public offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company or Chardan will arrange to send you the prospectus if you request it by emailing shareholders@vivopower.com or prospectus@chardan.com.